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                                                                   EXHIBIT 11.1

                                                                 MARCH 31, 1997

             LODGENET ENTERTAINMENT CORPORATION AND SUBSIDIARIES

   Statement Regarding Computation of Net Loss Per Share of Common Stock
                                  (Unaudited)
           (Dollar amounts in thousands, except per share amounts)


                                            Three Months Ended
                                                 March 31,
                                         -----------------------
                                            1996          1997
                                         ---------   ----------
Net loss                                   $(2,873)     $(6,679)
                                         ---------   ----------
                                         ---------   ----------
Weighted average shares outstanding:
   Shares outstanding                    7,354,393   11,209,124


   Additional equivalent shares issuable
   from assumed exercise of common
   stock options (1)                        52,326       55,463
                                         ---------   ----------
Weighted average shares outstanding      7,406,719   11,264,587
                                         ---------   ----------
                                         ---------   ----------
Net loss attributable to common stock       ($0.39)      ($0.59)
                                         ---------   ----------
                                         ---------   ----------




---------
(1) Includes the effect of options issued during the twelve months preceding the Company's initial public offering. Other options and warrants have not been included because their effect would be anti-dilutive.